Exhibit 16.1

June 3, 2022

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 3, 2022, of Virios Therapeutics, Inc. and are in agreement with the statements therein concerning Dixon Hughes Goodman LLP, BKD, LLP and FORVIS, LLP.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/FORVIS, LLP (formerly, Dixon Hughes Goodman LLP)

Atlanta, GA